FOR IMMEDIATE RELEASE

ITLA CAPITAL CORPORATION REPORTS
QUARTERLY EARNINGS FOR THE SECOND QUARTER ENDED
JUNE 30, 2004

La Jolla, California (July 28, 2004) --- ITLA Capital Corporation (NASDAQ-ITLA) today reported net income for the second quarter of 2004, primarily resulting from the operations of its wholly-owned subsidiaries, Imperial Capital Bank (the Bank) and Imperial Capital Real Estate Investment Trust (the REIT) of $5.6 million or $0.86 per diluted share compared to $5.5 million or $0.85 per diluted share for the second quarter of 2003. President and Chief Executive Officer George W. Haligowski stated that "We are pleased with the Company's performance during the second quarter. Our management team has not compromised loan pricing and credit quality standards to meet aggressive market competitive pressures. We continue to focus on the national expansion of our Imperial Capital Express small balance multi-family lending platform and our bank charter conversion strategy which should drive shareholder value"

Net interest income before provision for loan losses decreased 3.3 percent to $19.4 million in the second quarter of 2004, compared to $20.0 million for the same period in 2003. The decrease was primarily caused by a decline in net interest income earned at the REIT and the effect of interest expense from the Company's trust preferred securities as a result of the adoption of FASB Interpretation Number 46 (FIN 46), Consolidation of Variable Interest Entities, at December 31, 2003, partially offset by an increase in the Bank's net interest income. The decline in the REIT's net interest income was primarily attributable to the reduction in the average balance of its loan portfolio partially offset by a corresponding decline in the average balance of its collateralized mortgage obligations. The adoption of FIN 46 required that, beginning on January 1, 2004, the Company record the interest expense incurred on its junior subordinated debentures related to its trust preferred securities in the consolidated statements of income. Prior period financial information has not been restated for the adoption of FIN 46, and as a result, amounts recorded relating to interest payments to the trusts are recorded as minority interest income of subsidiary during the same period last year. The increase in the net interest income of the Bank was primarily a result of the increase in the average balance of loans outstanding, reflecting an increase in loan production, and a decline in average cost of funds. The decline in average cost of funds was caused by deposits repricing to lower current market interest rates, as well as higher interest bearing Federal Home Loan Bank (FHLB) advances maturing and being replaced with new advances at lower current market interest rates. The increase in the Bank's net interest income was partially offset by a decline in the yield of its loan portfolio as higher yielding loans were repaid and replaced by new loan production at lower current market interest rates.

The Bank's loan production was $258.1 million for the quarter ended June 30, 2004 compared to $144.0 million for the same period last year. During the current quarter, the Bank originated $156.0 million of commercial real estate loans, $55.8 million of Imperial Capital Express (ICE) small balance multi-family loans, $21.6 million of film finance loans and $24.7 million of franchise loans. The Bank's loan production for the same period last year consisted of the origination of $93.0 million of commercial real estate loans, $31.4 million of ICE small balance multi-family loans, $9.1 million of film finance loans and $10.5 million of franchise loans. Haligowski commented that: "We are encouraged by the levels of loan production resulting from our diversification efforts. With approximately 40.0 percent of the current quarter production coming from small balance multi-family, film and franchise lending platforms, we are beginning to realize returns from our investment in these lending platforms. In addition, our commercial real estate lending business continues to experience significant growth over the previous year."

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During the current quarter, fee income earned in connection with the Bank's refund anticipation loan program (RAL) with Household International, Inc. (Household), a wholly-owned subsidiary of HSBC Holdings plc (HSBC), consisted of $260,000 of net premiums on the sale of RAL loans, and $430,000 of processing and administrative fees, compared to $265,000 and $440,000, respectively, for the same period last year. Substantially all of the Bank's RAL loans originated during the quarter were sold to Household. At June 30, 2004 and 2003, the Bank held approximately $1.7 million and $1.1 million, respectively, in RAL participation interests. Because the RAL program relates to the filing of income tax returns, transaction activity is concentrated during the tax season. This results in the Company earning substantially all of its RAL program income in the first quarter of the year. The Company expects that the financial results for the remaining quarters of 2004 will not be significantly impacted by the RAL program due to the seasonal nature of the business. On June 24, 2004, the Company announced that it received final confirmation that Household and its affiliates would, effective this year, terminate their RAL and private label credit card programs with the Bank. Pursuant to the agreement, this termination comes without penalty to Household.

The provision for loan losses was $950,000 during the current quarter as compared to $1.9 million for the same period last year. The current period provision was recorded to provide for reserves adequate to support the known and inherent risks of loss in the loan portfolio. The provision for loan losses for the same period last year was recorded to provide reserves adequate to support the known and inherent risks of loss in the loan portfolio and the valuation of certain non-performing loans and other loans of concern as of June 30, 2003.

General and administrative expenses increased to $10.5 million in the current quarter, compared to $8.9 million for the same period in the previous year. The increase was primarily attributable to the Bank's continued expansion of the ICE small balance multi-family real estate lending platform. During the year, the Company has opened nine ICE offices primarily located throughout the East Coast. The Company's efficiency ratio (defined as recurring general and administrative expenses as a percentage of net revenue) was 51.4 percent in the second quarter of 2004 as compared to 41.9 percent for the same period last year.

Net income for the six months ended June 30, 2004 increased to $19.4 million or $2.93 per diluted share, compared to $18.5 million or $2.86 per diluted share for the same period last year. Net interest income before provision for loan losses decreased 6.3 percent to $42.3 million for the six months ended June 30, 2004, compared to $45.1 million for the same period last year. The decrease was caused by a decline in net interest income earned at the REIT and the effect of interest expense from the Company's trust preferred securities as a result of the adoption of FIN 46 at December 31, 2003, partially offset by an increase in the Bank's net interest income. The decline in the REIT's net interest income was primarily attributable to the reduction in the average balance of its loan portfolio offset partially by the decline in the average balance of its collateralized mortgage obligations. As previously discussed, the adoption of FIN 46 required that, beginning on January 1, 2004, the Company record the interest expense incurred on its junior subordinated debentures related to its trust preferred securities in the consolidated statements of income. The increase in the net interest income of the Bank was primarily a result of the increase in the average balance of loans outstanding, reflecting an increase in loan production, and a decline in average cost of funds. The decline in average cost of funds resulted from deposits repricing to lower current market interest rates, as well as higher interest bearing FHLB advances being replaced with new advances at lower current market interest rates. The increase in the Bank's net interest income was partially offset by a decline in the yield of its loan portfolio as higher yielding loans were repaid and replaced by new loan production at lower current market interest rates.

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Non-interest income was $14.4 million for the six months ended June 30, 2004, compared to $13.8 million for the same period last year. The increase was primarily attributable to the increase in fee income earned in connection with the RAL program consisting of $9.3 million of net premiums on the sale of RAL loans and $4.6 million of processing and administrative fees. RAL income earned during the same period last year was $8.9 million of net premiums on the sale of RAL loans and $4.0 million of processing and administrative fees, respectively.

The provision for loan losses was $2.4 million for the six months ended June 30, 2004, compared to $6.4 million for the same period last year. The current period provision for loan losses was recorded to provide for reserves adequate to support the known and inherent risks of loss in the portfolio. The prior period provision for loan losses was recorded to provide reserves adequate to support known and inherent losses in the portfolio and for specific charge-offs experienced through the six months ended June 30, 2003.

General and administrative expenses increased to $21.8 million for the six months ended June 30, 2004, compared to $19.0 million for the same period last year. The increase was attributable to the development and continued expansion of the ICE small balance multi-family real estate lending platform. The Company's efficiency ratio (defined as recurring general and administrative expenses as percentage of net revenue) was 38.5 percent for the six months ended June 30, 2004, compared to 32.3 percent for the same period last year.

Loan production was $413.2 million for the six months ended June 30, 2004, compared to $245.7 million for the same period last year. During the current six month period, the Bank originated $236.0 million of commercial real estate loans, $94.0 million of ICE small balance multi-family real estate loans, $42.0 million of film finance loans and $41.2 million of franchise loans. Loan production for the same period last year consisted of $150.7 million of commercial real estate loans, $58.3 million of ICE small balance multi-family real estate loans, $24.4 million of film finance loans and $12.3 million of franchise loans.

Total assets increased to $1.9 billion at June 30, 2004 from $1.8 billion at December 31, 2003. The increase in total assets was due primarily to a $73.6 million increase in the Bank's loan portfolio, a $17.0 million increase in cash and cash equivalents, and a $2.8 million increase in investments, partially offset by a $19.0 million decrease in the REIT's portfolio of loans held in trust, a $6.1 million decrease in other real estate owned, and a $3.5 million decrease in other assets. The increase in the loan portfolio was primarily due to the increased loan production and a slight decline in prepayment speeds experienced during the current period.

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At June 30, 2004, nonperforming assets totaled $15.4 million or 0.82 percent of total assets as compared to $15.6 million or 0.86 percent as of December 31, 2003. The allowance for loan loss coverage ratio (defined as the allowance for loan losses divided by non-accrual loans) at June 30, 2004, was 249.4 percent as compared to 392.3 percent at December 31, 2003.

The allowance for loan losses as a percentage of the Company's total loans remained relatively stable at 2.2 percent as of June 30, 2004 and December 31, 2003. During the quarter ended June 30, 2004, the Company had net loan recoveries of $41,000 compared to net charge-offs of $800,000 for the same period last year. During the six month period ended June 30, 2004, the Company had net recoveries of $125,000, compared to net charge-offs of $5.8 million during the same period last year. Other real estate owned consisted of two properties totaling $985,000, a decline of $6.1 million or 86.0 percent from the year ended December 31, 2003.

At June 30, 2004, shareholders' equity totaled $202.0 million or 10.7 percent of total assets. The Company's book value per share of common stock was $34.11 as of June 30, 2004, an increase of 9.0 percent and 12.6 percent from $31.30 per share as of December 31, 2003 and $30.28 per share as of June 30, 2003, respectively.

The Bank had Tier 1, Tier 1 risk based and total risk-based capital ratios at June 30, 2004 of 13.95 percent, 14.41 percent and 15.68 percent, respectively, which represents $149.6 million, $136.2 million and $91.8 million, respectively, of capital in excess of the amount required to be "well capitalized" for regulatory purposes. In addition, the Company, the Bank's holding company, had Tier 1, Tier 1 risk based and total risk-based capital ratios at June 30, 2004 of 15.31 percent, 15.92 percent, and 18.24 percent, respectively, which represents $178.6 million, $165.3 million and $137.3 million, respectively, of capital in excess of the amount required to be "well capitalized" for bank holding company regulatory purposes.

Haligowski concluded: "Through the six months ended June 30, 2004, we are encouraged by our ability to navigate and adapt to changes in an extremely competitive market environment. We have successfully responded to these challenges and our second quarter results reflect these accomplishments. During the current quarter, we have continued our commitment to the national expansion of our ICE small balance multi-family lending platform. As these new ICE offices achieve consistent loan production, this commitment should contribute to the Bank's loan growth, as well as our profitability."

"Safe Harbor" statement under the Private Securities Litigation Reform Act of 1995:

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This release contains forward looking statements that are subject to risks and uncertainties, including, but not limited to, changes in economic conditions in the Company's market areas, changes in policies by regulatory agencies, the impact of competitive loan products, loan demand risks, the quality or composition of the loan or investment portfolios, fluctuations in interest rates, and changes in the relative differences between short and long term interest rates, levels of nonperforming assets, and operating results, the economic impact of terrorist actions and other risks detailed from time to time in the Company's filings with the Securities and Exchange Commission. The Company cautions readers not to place undue reliance on any forward-looking statements. The Company does not undertake and specifically disclaims any obligation to revise any forward-looking statements to reflect the occurrence of anticipated or unanticipated events or circumstances after the date of such statements. These risks could cause the Company's actual results for 2004 and beyond to differ materially from those expressed in any forward looking statements by, or on behalf of, the Company.

ITLA Capital Corporation is the largest financial services company headquartered in San Diego, California, and conducts its operations through Imperial Capital Bank and Imperial Capital Real Estate Investment Trust. Imperial Capital Bank has seven retail branch locations and twenty-seven lending offices located in California, Washington, Nevada, Arizona, Texas, the Southeast, the Mid Atlantic states, the Metro New York area, and New England.

For additional information, contact Timothy M. Doyle, Senior Managing Director and Chief Financial Officer at (858) 551-0511.

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ITLA CAPITAL CORPORATION AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS

	June 30,
	2004	December 31,
	(unaudited)	2003
	(in thousands except share amounts)
Assets
Cash and cash equivalents	$ 195,307	$ 178,318
Investment securities available for sale, at fair value	55,926	53,093
Stock in Federal Home Loan Bank	17,979	17,966
Loans, net (net of allowance for loan losses of $34,048 and
$31,573 as of June 30, 2004 and December 31, 2003, respectively)	1,510,410	1,436,849
Real estate loans held in trust (net of allowance for loan losses
of $1,828 as of June 30, 2004 and December 31, 2003, respectively)	49,562	68,575
Interest receivable	8,311	8,958
Other real estate owned, net	985	7,048
Premises and equipment, net	6,264	5,766
Deferred income taxes	12,202	11,609
Goodwill	3,118	3,118
Other assets	23,432	26,915
Total assets	$ 1,883,496	$ 1,818,215
Liabilities and Shareholders' Equity
Liabilities:
Deposit accounts	$ 1,175,095	$ 1,147,017
Federal Home Loan Bank advances	382,535	362,135
Collateralized mortgage obligations	-	15,868
Accounts payable and other liabilities	37,237	19,696
Junior subordinated debentures	86,600	86,600
Total liabilities	1,681,467	1,631,316
Commitments and contingencies
Shareholders' equity:
Preferred stock, 5,000,000 shares authorized, none issued	-	-
Contributed capital - common stock, $.01 par value; 20,000,000 shares authorized, 8,525,779 and 8,447,294 issued as of June 30, 2004
and December 31, 2003, respectively	63,252	61,704
Retained earnings	184,821	165,407
Accumulated other comprehensive (loss) income, net	(87)	155
	247,986	227,266
Less treasury stock, at cost - 2,602,734 and 2,475,689 shares
as of June 30, 2004 and December 31, 2003, respectively	(45,957)	(40,367)
Total shareholders' equity	202,029	186,899
Total liabilities and shareholders' equity	$1,883,496	$1,818,215

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ITLA CAPITAL CORPORATION AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF INCOME
(UNAUDITED)

	For the Three Months Ended		For the Six Months Ended
	June 30,		June 30,
	(in thousands except per share amounts)
	2004	2003	2004	2003
Interest income:
Loans, including fees	$26,424	$25,461	$55,338	$54,075
Real estate loans held in trust	796	1,456	1,522	3,629
Cash and investment securities	968	994	3,411	3,731
Total interest income	28,188	27,911	60,271	61,435
Interest expense:
Deposit accounts	6,485	6,289	12,999	13,137
Federal Home Loan Bank advances	824	1,293	1,905	2,488
Collateralized mortgage obligations	9	291	71	681
Junior subordinated debentures	1,501	-	2,990	-
Total interest expense	8,819	7,873	17,965	16,306
Net interest income before provision for loan losses	19,369	20,038	42,306	45,129
Provision for loan losses	950	1,850	2,350	6,350
Net interest income after provision for loan losses	18,419	18,188	39,956	38,779
Non-interest income:
Premium on sale of loans, net	260	265	9,284	8,983
Late and collection fees	84	64	185	131
Other	701	912	4,970	4,664
Total non-interest income	1,045	1,241	14,439	13,778
Non-interest expense:
Compensation and benefits	5,446	4,773	11,602	10,125
Occupancy and equipment	1,522	1,055	2,850	2,131
Other	3,520	3,089	7,388	6,781
Total general and administrative	10,488	8,917	21,840	19,037
Real estate owned expense, net	(15)	11	81	153
Provision for losses on other real estate owned	-	40	1,000	370
Gain on sale of other real estate owned, net	(315)	-	(354)	(329)
Total real estate owned expense, net	(330)	51	727	194
Total non-interest expense	10,158	8,968	22,567	19,231
Income before provision for income taxes and
minority interest in income of subsidiary	9,306	10,461	31,828	33,326
Minority interest in income of subsidiary	-	1,446	-	2,966
Income before provision for income taxes	9,306	9,015	31,828	30,360
Provision for income taxes	3,676	3,525	12,414	11,849
NET INCOME	$ 5,630	$ 5,490	$19,414	$18,511
BASIC EARNINGS PER SHARE	$0.91	$0.91	$3.12	$3.08
DILUTED EARNINGS PER SHARE	$0.86	$0.85	$2.93	$2.86

End